LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Advisory Agreement”). RIC advises you that it is creating two new funds to be named the 2020 Retirement Distribution Fund – Shares and the 2020 Retirement Distribution Fund – S Shares (the “New Funds”) and that New Funds desires RIMCo to provide advisory services to the New Funds pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement is hereby amended to include the New Funds, each with an annual advisory fee of .20% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this day of .

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Peter Cavanaugh, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

FRANK RUSSELL COMPANY

By: